Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES ANNUAL REPORT

Huntington, WV   December 29, 2021- Energy Services of America Corporation (the “Company” or “Energy Services”) (OTCQB: ESOA), generated revenues of $122.5 million, adjusted EBITDA of $3.8 million, net income available to common shareholders of $8.8 million and fully diluted earnings per share of $0.52 for the fiscal year ended September 30, 2021. The Company had backlog of $72.2 million at September 30, 2021.

Subsequent to the end of the fiscal year, the Company was awarded a $5.8 million verdict in a previously disclosed lawsuit against a former customer. The Company anticipates that a final judgement order will be issued during the first calendar quarter of 2022, which can be appealed up to thirty days after the judgement is entered. To date, the Company has not recognized the award in its financial statements.

Douglas Reynolds, President, commented on the announcement. “I am pleased with the progress we made during fiscal 2021 as we continue to build the foundation for future growth. During the year we expanded our gas and water distribution business geographically via acquisition and moved into both general contracting and solar installation in our core geographic markets. At the same time our balance sheet was strengthened with the forgiveness of the PPP loans, and we were able to simplify our capital structure by converting our preferred stock.” Reynolds continued, “Looking ahead we will continue to invest in the business and add talented people and business lines to grow the company and we anticipate that fiscal year 2022 will result in increased growth and profitability.”

Below is a comparison of the Company’s operating results for fiscal year 2021 compared to fiscal year 2020:

	Year Ended	Year Ended
	September 30, 2021	September 30, 2020
Revenue	$122,465,826	$119,194,440

Cost of revenues	109,544,804	105,693,209

Gross profit	12,921,022	13,501,231

Selling and administrative expenses	13,813,644	9,831,578
Income from operations	(892,622)	3,669,653

Other income (expense)
Interest income	286,645	53,332
Paycheck Protection Program loan forgiveness	9,839,100	-
Other nonoperating expense	(289,330)	(239,862)
Interest expense	(557,320)	(486,246)
Gain on sale of equipment	681,653	579,326
	9,960,748	(93,450)

Income before income taxes	9,068,126	3,576,203

Income tax (benefit) expense	(29,129)	1,143,186

Net income	9,097,255	2,433,017

Dividends on preferred stock	284,238	309,000

Net income available to common shareholders	$8,813,017	$2,124,017

Weighted average shares outstanding-basic	13,621,406	13,804,835

Weighted average shares-diluted	16,988,424	17,238,168

Earnings per share
available to common shareholders	$0.647	$0.154

Earnings per share-diluted
available to common shareholders	$0.519	$0.123

Please refer to the table below that reconciles adjusted EBITDA with net income available to common shareholders:

	Year Ended	Year Ended
	September 30, 2021	September 30, 2020
Net income available to
common shareholders	$8,813,017	$2,124,017

Add: Income tax (benefit) expense	(29,129)	1,143,186

Add: Dividends on preferred stock	284,238	309,000

Add: Interest expense	557,320	486,246

Less: Non-operating income	(10,518,068)	(392,796)

Add: Depreciation expense	4,661,789	4,395,362

Adjusted EBITDA	$3,769,167	$8,065,015

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America Corporation

Contact: Douglas Reynolds, President

(304)-522-3868